Exhibit 3.5

HOWARD BANCORP, INC.

ARTICLES OF AMENDMENT

HOWARD BANCORP, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

1. Article SIXTH (d) of the Corporation’s articles of incorporation is hereby amended and restated in its entirety as follows:

(d) The Bylaws of the Corporation may be added to, amended, altered, repealed or suspended by (i) a resolution adopted by a majority vote of the entire Board of Directors at any regular or special meeting of the Board of Directors, or (ii) the stockholders of the Corporation by the affirmative vote of a majority of the votes cast on the matter at a duly called annual or special meeting at which a quorum is present; provided, that no such action by the Board of Directors or the stockholders shall be inconsistent with any of the terms of the Corporation’s Charter.

2. Article NINTH of the Corporation’s articles of incorporation is hereby amended and restated in its entirety as follows:

NINTH: The Corporation reserves the right from time to time to make any amendments to the Charter, now or hereafter authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock, by classification, reclassification or otherwise. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the stockholders of the Corporation by the affirmative vote of a majority of all the votes entitled to be cast on the matter voting together as a single class.

3. Article THIRTEENTH of the Corporation’s articles of incorporation is hereby amended and restated in its entirety as follows:

THIRTEENTH: [RESERVED]

4. The foregoing amendment to the Corporation’s articles of incorporation was advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Secretary on May 22, 2019.

WITNESS:	Howard Bancorp, Inc.

/s/ Charles E Schwabe		/s/ Mary Ann Scully
By:
Charles E. Schwabe, Secretary		Mary Ann Scully, Chief Executive Officer